Exhibit 10.5

SEPARATION AGREEMENT

This Separation Agreement is entered into this 27th day of January, 2014 by and between Howard S. Frank (hereinafter “Employee”), Carnival Corporation and Carnival plc their subsidiaries, divisions, affiliates, agents, officers, directors, employees, former employees, successors and assigns (hereinafter collectively referred to as “Employer” or “Carnival”). In consideration of the mutual promises and covenants contained herein, the parties agree as follows:

WHEREAS, Employee’s current position is Vice Chairman and Chief Operating Officer of Carnival;

WHEREAS, Employee has decided to retire from his position and Carnival and Employee have mutually agreed that Employee’s last day of employment shall be November 30, 2013 (“Separation Date”).

WHEREAS, Employee desires to compromise, finally settle, and fully release actual or potential claims including those related to Employee’s employment and separation from employment that Employee in any capacity may have or claim to have against Employer.

WHEREAS, Employee acknowledges that Employee is waiving his rights or claims only in exchange for consideration in addition to anything of value to which he is already entitled.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.	The fiscal year 2013 Bonus earned by Employee during 2013, shall be payable in a lump sum under the Management Incentive Plan for the CEO, COO and CFO whenever such payments are made to them and shall be subject to customary withholding and FICA.

2.	Except as otherwise provided herein or in any applicable policies, as of midnight on the Separation Date, all employee benefits ceased including Accidental Death and Dismemberment coverage, Life Insurance coverage, Long Term Disability coverage, benefit time, car allowance, IATA benefits, usage of corporate aircraft and employee cruise benefits.

3.	In consideration for execution of this Separation Agreement, Carnival Corporation shall pay Employee the gross amount of $7,500,000.00 (“Separation Pay"), subject to customary withholding and FICA as applicable. Separation Pay shall be payable in a lump sum payment in January 2014. Separation Pay shall be excluded from the calculations for benefits under the Carnival Corporation Nonqualified Retirement Plan and the Carnival Corporation Supplemental Executive Retirement Plan.

4.	(a) Employee shall receive his benefit, if any, under the Carnival Corporation Nonqualified Retirement Plan and the Carnival Corporation Supplemental Executive Retirement Plan, in accordance with the terms of such arrangements.

(b) For any other retirement benefits, Employee’s retirement benefits and distribution thereof, are governed by the terms of Carnival Corporation’s retirement plans, as well as any relevant timing and form elections on file with the Employer.

(c) The intent of the parties is that payments and benefits under this Separation Agreement comply with or be exempt from Section 409A of the Code, corresponding regulations and other guidance (“Section 409A”) and, accordingly, to the maximum extent permitted, this Separation Agreement shall be interpreted to be in compliance therewith or exempt therefrom.

If the Employer reasonably determines that any amounts payable under this Separation Agreement are likely to be subject to tax under Section 409A, the Employer may adopt policies, procedures or amendments to this Separation Agreement designed to mitigate or eliminate the amount of tax under Section 409A to which the Employee may be subject; provided that no such amendment shall be made that reduces the aggregate payments the Employee is entitled to receive under this Separation Agreement.

For purposes of Section 409A, the Employee’s right to receive any installment payment pursuant to this Separation Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Separation Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Employer.

If the Employee is a “specified employee” as determined under Section 409A as of the date of the Employee’s “separation from service” (within the meaning of Section 409A) and if any payment or benefit provided for in this Separation Agreement or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting the Employee to additional tax, interest or penalties under Section 409A, then any such payment or benefit shall be delayed until the earlier of (A) the date which is six (6) months after his “separation from service” for any reason other than death, or (B) the date of the Employee’s death.

5.

As of the Separation Date, Carnival Corporation shall provide coverage to Employee and spouse, for their lifetimes, equivalent to the medical and dental coverage active senior-level executives receive; provided, however, that Employee (or the Employee’s spouse if the Employee predeceases his spouse) shall pay for such coverage to the extent active executives pay for such coverage. Such coverage shall be provided, to the extent permissible, under the Patient Protection and Affordable Care Act or any other subsequent law or regulation. To the extent such coverage is either no longer permissible, is deemed too costly or inefficient from a tax standpoint or in the event Carnival develops an alternative retiree plan, the parties shall meet and agree to an alternative arrangement comparable to what other senior level executives are being offered as coverage at that time. The parties intend that any continued medical and dental coverage following the Separation Date shall not constitute a “deferral of compensation” under Treasury Regulation Section 1.409A-1(b).

6.	In return for payment of the amounts specified in this Separation Agreement, Employee does hereby release and discharge Employer from any and all claims demands and liabilities whatsoever, whether known or unknown, which Employee ever had or may now have against the Employer, from the beginning of time to the date of this Separation Agreement, including, without limitation, any claims, demands or liabilities in connection with Employee’s employment, including wrongful termination, breach of express or implied contract, unpaid wages or pursuant to any federal, state or local employment laws, regulations, or executive orders prohibiting inter alia, age, race, color, marital status, familial status, sexual orientation, sex, national origin, religion, handicap, and disability discrimination, such as the Age Discrimination in Employment Act, including the Older Worker’s Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, Sections 1981 through 1988 of Title 42 of the United States Code, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Family and Medical Leave Act, Equal Pay Act, the Sarbanes-Oxley Act of 2002, the Uniformed Services Employment and Reemployment Act, Genetic Information Non-discrimination Act, the National Labor Relations Act, the Immigration Reform and Control Act, the Florida Private Sector Whistleblower Act, the Florida Civil Rights Act, the Florida Wage Discrimination Law (Fla. Stat. Section 448.07), the Florida AIDS Act (Fla. Stat. Sections 110.11225, 381.00 and 760.50), the Florida Wage Payment Laws, the Florida Discrimination on the Basis of Sickle Cell Trait Law, Miami-Dade County Ordinances (Ch. 95-67), Broward County Human Rights Act (Ch. 16 1⁄2) Florida’s Workers Compensation Retaliation Statute (Florida Statutes Section 440.205), the Florida and Federal Constitutions, and any and all other federal, state, and local laws and regulations prohibiting, without limitation, discrimination in employment, retaliation, conspiracy, tortious or wrongful discharge, breach of an express or implied contract, breach of a covenant of good faith and fair dealing, intentional and/or negligent infliction of emotional distress, defamation, misrepresentation or fraud, negligence, negligent supervision, hiring or retention, assault, battery, detrimental reliance, or any other offense. The foregoing list is meant to be illustrative rather than exhaustive. This Separation Agreement does not waive rights or claims that may arise after it is executed.

7.	Employer hereby fully and forever releases and discharges Employee, to the extent allowed by law, from any and all claims and causes of action that the Employer may possess arising from any omissions, acts or facts that have occurred up until and including the date of the Employer’s execution of this Separation Agreement, provided , however, that this Separation Agreement does not extend to any claims which the Employer has or may have relating to, or, arising out of (a) any indebtedness of the Employee to the Employer, (b) any material breach of Employee’s obligation or duties to the Employer under any policy of the Employer or applicable law, or (c) any act or omission by Employee that could result in a breach of Employee’s continuing obligations incurred or specified under this Separation Agreement.

8.	By virtue of the foregoing, Employee hereby acknowledges that he cannot benefit monetarily from any claims otherwise released by this Separation Agreement and he further agrees that he has waived any right to equitable relief that may have been available to him (including, without limitation, reinstatement) with respect to any claim or cause of action released herein. Therefore, Employee agrees that he will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any governmental agency) with respect to any claim or right waived or released in this Separation Agreement. Nothing in this Separation Agreement, however, shall be construed to prevent Employee from filing a Charge with, or participating in an investigation conducted by, any governmental agency, including, the EEOC, or applicable state/local fair employment practices agency, to the extent required or permitted by law. Nevertheless, as set forth herein by signing this Separation Agreement, Employee acknowledges and agrees that he shall not be entitled to monetary damages, equitable relief, and/or reinstatement with respect to any such charge except where not released herein.

9.	Employee affirms that he has been paid and/or received all compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled, including, any leave to which he may be entitled under the Family and Medical Leave Act or disability accommodation laws.

10.	Employer and Employee agree that they will not take any action to interfere with, harm, or injure the business, goodwill, name, or reputation of the other including but not limited to, agreeing to not communicate negative or disparaging comments to third parties. However, nothing contained herein shall interfere with either party’s obligation to testify truthfully in response to a subpoena issued by a state or federal court or governmental agency or to cooperate fully in any investigation conducted by any governmental agency or maritime authority.

11.

Employee agrees to cooperate fully with Employer’s counsel in connection with any litigation, governmental investigations or subpoenas, as well as assist Employer with any reasonable transition related inquiries. Such cooperation includes providing immediate notice to Employer in the event he is served with any subpoenas relating to Employer, providing such notice is not prohibited by the terms of the subpoena, court order or other legal requirement. Employee agrees to maintain, and not to waive, the attorney-client and other evidentiary privileges to which Employer is entitled, absent the prior written permission of Employer. Employer shall reimburse Employee for all travel expenses he incurs in connection with such cooperation.

12.	Employer agrees to indemnify, defend and hold Employee harmless from and against any and all liabilities, demands, judgments, claims, actions, losses, damages, costs and expenses whatsoever (including, without limitation, attorneys’ fees and court costs at trial and all appellate levels) asserted against, resulting to, imposed upon or incurred by Employee arising from or relating to the performance of his duties while employed by Employer, to the extent allowed by law. Such indemnification shall not apply where Employee is found by a court to have acted intentionally and recklessly outside the scope of his employment.

13.	In return for payment of the sums specified herein, Employee agrees he will not without the prior written approval of the Employer, directly or indirectly, serve as an employee, consultant, officer, director or owner of any multi-night passenger cruise operator which competes with Carnival Corporation, Carnival plc, or any of their subsidiaries or divisions. Such restriction applies in any geographic area where such competitor has its headquarter or significant operations. Such restriction shall expire three years from the Separation Date.

14.	Employee further agrees that he will not solicit, either directly or indirectly, hire or attempt to hire any “person employed” by Carnival Corporation or its subsidiaries or affiliates. Person Employed is defined as any individual actively on the payroll of Carnival Corporation or a subsidiary/affiliate as of the Separation Date. Such restriction shall expire three years from the Separation Date.

15.	Employee further agrees that at all times during and after the payment of benefits under this Separation Agreement he will hold in trust, keep confidential, and protect the value of Employer’s trade secrets and Confidential Information and will prevent the misappropriation or disclosure thereof. Employee agrees to not disclose or use to his benefit (or the benefit of any third party) or to the Employer’s detriment any Confidential Information. Employee acknowledges that he is aware that the unauthorized disclosure of Confidential Information may be highly prejudicial to Employer’s interest, an invasion of privacy, and an improper disclosure of trade secrets.

16.

For purposes of this Separation Agreement, Confidential Information includes all information that has or could reasonably have commercial value or other utility in the business in which Employer is engaged or contemplates engaging in if such contemplation is known by Employee. Confidential Information also includes all information of which the unauthorized disclosure would reasonably be detrimental to Employer’s interests, whether or not such information is identified as Confidential Information by Employer. By example, without limitation, Confidential Information includes any and all information of Employer, which concerns Employer’s techniques, processes, formulas, trade secrets, customer lists, innovations, inventions, discoveries, improvements, research or development, test results, specifications, data, know-how, formats, marketing plans, business plans, strategies, financial forecasts, unpublished financial information, budgets, projections, customer and supplier identities, characteristics and agreements.

17.	In the event that the provisions of Sections 13, 14, 15 or 16 should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provision shall be deemed reformed in such jurisdiction to the maximum limitations provided by law.

18.	Employee acknowledges and agrees that any violation of Sections 13, 14, 15 or 16 of this Separation Agreement, will leave Employer without an adequate remedy at law and immediately entitled to seek enforcement of all such provisions by temporary or permanent injunctive or mandatory relief obtained in any proceeding instituted in any court of competent jurisdiction without the necessity of proving damages and without prejudice to any other remedies for damages it may have at law or in equity.

19.	This Separation Agreement is not and shall not in any way be construed as an admission by either party of any illegal or inappropriate acts or acts of discrimination whatsoever or a violation of any federal, state or local law, or that Employee’s termination of his employment was unwarranted, unjustified, discriminatory or otherwise unlawful, but constitutes the good faith settlement of potential claims, and the parties specifically disclaim any liability to or discrimination against Employee or any other person. The parties have entered into this Separation Agreement to avoid disputes, burdens, expenses and uncertainties.

20.	Employee represents and warrants that no person other than signatories hereto had or has any interest in the matters referred to herein, that the parties have the right and authority to execute this Separation Agreement, and that neither party has sold, assigned, transferred, conveyed, or otherwise disposed of any claim or demand relating to any matter covered by this Separation Agreement.

21.	This Separation Agreement constitutes the complete understanding between the parties. Employee especially acknowledges and declares that no other contract, promise or inducement has been made to him.

22.	Should any provision of this Separation Agreement be declared or determined by any Court to be illegal and invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed to not be a part of this Separation Agreement.

23.	This Separation Agreement is governed by the laws of the State of Florida. Venue and jurisdiction shall be vested in the courts serving Miami-Dade County, Florida to the exclusion of all others.

24.	EMPLOYEE STATES AND ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS SEPARATION AGREEMENT, THAT HE HAS HAD THE OPPORTUNITY TO HAVE IT REVIEWED BY AN ATTORNEY THAT HE FULLY UNDERSTANDS ITS FINAL AND BINDING EFFECT, THAT THE ONLY PROMISES MADE TO EMPLOYEE TO SIGN THIS SEPARATION AGREEMENT ARE THOSE STATED HEREIN AND THAT EMPLOYEE IS SIGNING THIS SEPARATION AGREEMENT VOLUNTARILY WITH THE FULL INTENT OF RELEASING ALL CLAIMS.

25.	Employee specifically states and acknowledges the following:

a.	Pursuant to the provision of the Older Workers Benefit Protection Act (“OWBPA”) which applies to Employee’s waiver of rights under the Age Discrimination in Employment Act, Employee has been given at least twenty-one (21) full days within which to consider whether to execute this Separation Agreement. Material or non-material changes made to this Separation Agreement after it first is provided to Employee does not re-start the running of the 21-day period;

b.	Employee acknowledges that, pursuant to OWBPA, Employer advised Employee in writing, to consult with an attorney prior to executing this Separation Agreement;

c.	Also pursuant to OWBPA, (and only with respect to any claims Employee may have under The Age Discrimination in Employment Act), the Employee has seven (7) days following the execution of this Separation Agreement to revoke it. The Age Discrimination in Employment Act waiver contained in this Separation Agreement shall become effective on the 8th day following execution unless timely revoked. To revoke this Separation Agreement, the Employee should advise the Employer’s Legal Department, attention Martha de Zayas, in writing of his election to revoke within the seven (7) day period and Employee’s acceptance of this Separation Agreement will not be effective until after that revocation period has expired;

d.	Employee recognizes that he is specifically releasing, among other claims, any claims under the Age Discrimination in Employment Act of 1967, and all amendments thereto, including but not limited to the OWBPA.

e.	The Employee is not waiving rights or claims that may arise after the date this Separation Agreement is executed.

In testimony whereof, the parties hereto set their hands and seals the day and year first written above.

/s/ Howard S. Frank
HOWARD S. FRANK

I HEREBY CERTIFY that the foregoing instrument was acknowledged before me this 27th day of January, 2014, by Howard S. Frank who is personally known to me (Yes) (No) or who produced drivers license as identification and who (did) (did not) take an oath.

Notary Public, State of Florida
/s/ Miguel Camejo	Printed Name of Notary Public
My Commission Expires January 21, 2017
CARNIVAL CORPORATION

	By:	/s/ Jerry Montgomery
Jerry Montgomery

	Its:	Senior Vice President-
Global Human Resources

CARNIVAL PLC

	By:	/s/ Jerry Montgomery
Jerry Montgomery

	Its:	Senior Vice President-
Global Human Resources